Exhibit 3.2.1
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            CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

                                       OF

                                MONACO GROUP INC.

The undersigned President of MONACO GROUP INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST:  Acting by unanimous written consent in accordance with the provisions of
Section 141(f) of the General Corporation Law of the State of Delaware, the Board of Directors of MONACO GROUP INC. duly adopted resolutions setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FOURTH" so that, as amended, said Article shall be and read as follows:

          FOURTH:

          A. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is nineteen million (19,000,000) shares. Fifteen million (15,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($.001). Four million (4,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($.001).

          B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

          C. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of




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          Incorporation  (including any  certificate  of designation  filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series,
          to  vote   thereon  by  law  or  pursuant  to  this   Certificate   of
          Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

SECOND: That said amendment was duly approved and adopted by written consent by the holders of a majority of the issued and outstanding shares of this corporation's $0.001 par value common stock in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said MONACO GROUP INC. has caused this certificate to be signed by Peter Nelipa, an Authorized Officer, this 16th day of August, 2004.


By:  /s/ Peter Nelipa
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     Peter Nelipa
     President